EXHIBIT 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS AGREEMENT, dated as of _____, 2008, by and between Suburban Propane, L.P. (the “Partnership”) and Mark A. Alexander (the “Executive”).
WHEREAS, the Partnership desires to retain the services of the Executive and the Executive desires to perform services for the Partnership, in each case, upon the terms and conditions set forth herein; and
WHEREAS, the Partnership and the Executive are party to an Employment Agreement dated March 5, 1996 (the “Original Effective Date”)with such agreement having been amended effective March 5, 1996, October 23, 1997 and November 2, 2005 (collectively, the “Previous Agreement”), and
WHEREAS, the Executive is currently the Chief Executive Officer of the Partnership and desires to continue in such position;
WHEREAS, the Partnership desires to continue to employ the Executive as Chief Executive Officer;
WHEREAS, the Parties desire to amend and restate the Previous Agreement to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance promulgated thereunder and to make additional changes as set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:
1. Term
The term of employment under this Agreement shall continue to be for a period commencing on March 5, 2008 and ending on March 5, 2009 (the “Renewal Date”), or if extended pursuant to this Section 1, ending on any anniversary of the Renewal Date, subject to termination as hereinafter provided (such initial period and extension(s) thereof being hereinafter referred to as the “Employment Term”). Unless earlier terminated in accordance with the provisions of Section 5 hereof, upon the Renewal Date and upon each anniversary date thereof, the Employment Term shall be automatically extended for an additional period of one year upon the terms and conditions set forth herein unless written notice of termination (a “Non-Renewal Notice”) is given by either party at least ninety days prior to the Renewal Date or relevant anniversary thereof, in which event the provisions of Section 6 shall apply.

2. Duties and Status
2.1 Duties. The Partnership hereby employs the Chief Executive Officer of the Partnership. The Executive shall also serve (without compensation) as Chief Executive Officer of Suburban Propane Partners, L.P. (the “MLP”). If requested to do so, the Executive shall serve (without additional compensation) on the board of supervisors of the Partnership and the board of supervisors of the MLP (the “Board”) and committees thereof. The Executive accepts such positions and agrees to perform those duties, services and responsibilities incident thereto as may be assigned to him or vested in him by the Board from time to time. The Executive also agrees (a) to devote his full business time, attention and skill to the performance of, and to perform faithfully, efficiently and with undivided loyalty, such duties, services and responsibilities and (b) to use his best efforts to promote the interests of the Partnership and the MLP.
2.2. Exclusive Employment. During the Employment Term, the Executive shall not engage in other employment or consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation. Notwithstanding the foregoing, during the Employment Term the Executive may (a) serve on (i) civil and charitable boards and committees and (ii) such other corporate boards or committees as are approved by the Board, which approval shall not be unreasonably withheld and (b) manage personal investments, provided that such service or management does not interfere with the performance of the Executive’s duties hereunder.
3. Compensation and Benefits
In consideration for his services under this Agreement, the Executive shall be compensated as follows:
3.1 Salary. The Partnership shall pay to the Executive during the Employment Term a salary (the “Base Salary”), payable in accordance with the normal payroll practices of the Partnership then in effect, in the amount of $450,000 per fiscal year (pro rated in the case of the first fiscal year and any other partial fiscal year). The amount of Base Salary shall be reviewed by the Partnership on at least an annual basis and may be increased as the Partnership deems appropriate but Base Salary, as increased, may not be decreased during the Employment Term.
3.2 Bonuses. For each fiscal year (or portion thereof) of the Partnership during the Employment Term, the Executive will be eligible for a bonus based on the attainment by the Partnership of performance targets set by the compensation committee of the Board (the “Compensation Committee”). The amount of such bonus for a fiscal year or portion thereof (the “Annual Bonus”) payable pursuant to the terms hereof shall not exceed 100% of the Executive’s Base Salary for such year (or portion thereof) to which it relates (the “Maximum Annual Bonus”). If the Executive’s Base Salary is changed during any fiscal year, the Maximum Annual Bonus for such year shall be pro rated to reflect the Executive’s actual base salary during such year. The Compensation Committee shall meet within two months after the end of a performance period to certify whether a performance target has been satisfied. If the Compensation Committee so certifies, the Partnership will pay to the Executive the Annual Bonus (subject to applicable withholding taxes). Prior to the beginning of each fiscal year, the Compensation Committee will meet to set performance targets for the next fiscal year and the Executive will receive an Annual Bonus with respect to future periods according to the aforementioned guidelines. Any Annual Bonus under this Section 3.2 shall be paid no later than the 15th day of the third month following the end of the calendar year that includes the end of the fiscal year used in determining achievement of the performance targets payable (the exact payment date to be determined by the Company).

3.3 Long-Term Incentive Compensation Programs. The Executive shall be eligible to participate in long-term incentive compensation programs (including the 2000 Restricted Unit Plan and the 2003 Long-Term Incentive Plan) applicable to other senior executives of the Partnership in the discretion of the Compensation Committee from time to time.
3.4 Vacation. The Executive shall be entitled to such number of annual paid vacation days and the number of days of paid holidays, leaves of absence, and leaves for illness or temporary disability as may he provided in the policies of the Partnership in respect of other executives and senior managers of the Partnership, but in no event shall the Executive be entitled to less than four weeks vacation per year.
3.5 Reimbursement of Expenses. The Executive shall be entitled to receive reimbursement of all reasonable expenses incurred by him in connection with the performance of his duties hereunder, in accordance with the policies and procedures of the Partnership.
3.6 Benefits. The Executive shall be entitled to participate in employee benefit and fringe benefit plans and programs (including life, health, disability and officer indemnity insurance and retirement plans) generally made available to other senior executives and senior managers by the Partnership. Nothing in this Agreement shall restrict the right of the Partnership to amend, modify or terminate any such plans or programs. Without duplication of any benefits received by the Executive pursuant to the first sentence of this Section 3.6:
(a) The Partnership shall purchase during the Employment Term, on behalf of the Executive, term life insurance coverage payable to the Executive’s designated beneficiary, with a face amount equal to three times the Executive’s Base Salary.
(b) The Partnership shall include the Executive in the Suburban Propane Company Supplemental Executive Retirement Plan, effective as of October 1, 1994 (the “SERP”) maintained by the Partnership immediately prior to the Original Effective Date.
(c) The Partnership shall reimburse the Executive for any and all costs and expenses reasonably incurred by the Executive in connection with the Executive’s leasing of a car provided, however, (i) the Partnership shall pay the expenses not later than the end of the calendar year following the calendar year in which the expenses are incurred, (ii) the amount of such expenses that the Partnership is obligated to pay in any given calendar year shall not affect the expenses that the Partnership is obligated to pay in any other calendar year, and (iii) the Executive’s right to have the Partnership pay such expenses may not be liquidated or exchanged for any other benefit.
(d) For purposes of any retirement plans maintained by the Partnership (including, but not limited to, any qualified pension and 401(k) plans and the SERP), the Executive shall receive past service credit for service with Hanson America Inc. for purposes of eligibility, vesting and benefit accruals under such plans; provided, however, that the benefits payable to the Executive under such plans of the Partnership shall be reduced by and shall in no way duplicate benefits payable to the Executive under such plans of Hanson America Inc.

4. Non-Competition; Confidential Information
The Executive and the Partnership recognize that due to the nature of the Executive’s engagement hereunder and the relationship of the Executive to the Partnership and the MLP, the Executive will have access to and will acquire, and may assist in developing, confidential and proprietary information relating to the business and operations of the Partnership, the MLP and their affiliates, including, without limiting the generality of the foregoing, information with respect to the business of the Partnership, the MLP and their affiliates. The Executive acknowledges that such information will be of central importance to the business of the Partnership, the MLP and their affiliates and that disclosure of it to, or its use by, others could cause substantial loss to the Partnership and the MLP. The Executive accordingly agrees as follows:
4.1 Non-Competition.
(a) Until the later of (i) if any severance is payable pursuant to Section 6.2 hereof, the expiration of the Severance Period (as defined in Section 6.2 hereof) or (ii) the second anniversary of the expiration or termination of the Employment Term (the period from the Original Effective Date until such later date being referred to as the “Non-Competition Period”), the Executive shall not, directly or indirectly, either individually or as owner, partner, investor, agent, director, officer, employee, consultant, independent contractor or otherwise, except for the account of and on behalf of the Partnership, the MLP or their affiliates, own, manage, operate, direct, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, but not limited to, holding the positions of shareholder, member, director, officer, consultant, agent, representative, independent contractor, employee, partner or investor, in or for any business or enterprise engaged in (i) the domestic retail distribution of propane for residential, commercial, industrial (including engine fuel), agricultural or other retail users, (ii) the wholesale distribution of propane in the United States or the wholesale brokerage of propane in Canada, or (iii) the domestic retail distribution of propane-related supplies or equipment, including home and commercial appliances.
(b) During the Non-Competition Period, the Executive shall not, directly or indirectly, either individually or as owner, partner, shareholder, member, investor, agent, director, officer, employee, consultant, agent, independent contractor or otherwise, except for the account of and on behalf of the Partnership, the MLP or their affiliates, solicit, endeavor to entice away from the Partnership, the MLP or their affiliates, or otherwise engage in any activity to, directly or indirectly, influence, attempt to influence, disrupt or terminate the relationship of the Partnership, the MLP or any of their affiliates with, any of its customers, prospective customers, suppliers, prospective suppliers, employees, directors, independent contractors, representatives, agents or other persons or entities with a past, present or prospective relationship with the Partnership, the MLP or any of their affiliates.
(c) Nothing in this Section 4 shall be construed to prevent the Executive from owning as an investment not more than 0.5% of a class of equity or debt securities issued by any competitor of the Partnership, which securities are publicly traded and registered under Section 12 of the Securities Exchange Act of 1934.

4.2 Proprietary Information. The Executive shall keep confidential any and all “confidential or proprietary information” (as defined hereinafter) of the Partnership and its affiliates, and shall not, other than in connection with the business of the Partnership and the MLP or as required, in the opinion of counsel, by law or an order of a court or regulatory agency, directly or indirectly, disclose any such information to any person or entity, or use the same in any way and then, only after as much notice is provided to the Partnership as is practicable under the circumstances. Upon the expiration of the Employment Term, the Executive shall promptly return to the Partnership all property, keys, notes, memoranda, writings, lists (including customer lists), files, reports, correspondence, logs, machines, software, technical data or any other tangible product or document which has been produced by, received by, or otherwise submitted to the Executive by the Partnership or any of its affiliates at any time. For purposes of this Agreement, “confidential or proprietary information” means any information relating to the Partnership or any affiliate of the Partnership which is not generally available from sources outside the Partnership or any of its affiliates (other than as a result of disclosure by the Executive).
4.3 Company’s Remedies for Breach. It is recognized that damages in the event of breach of this Section 4 by the Executive would be difficult to ascertain, and it is therefore agreed that each of the Partnership and the MLP, in addition to and without limiting any other remedy or right either may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach or prospective breach. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Partnership or the MLP may have. Neither the Partnership nor the MLP shall be required to post any bond in connection with the foregoing. The Executive acknowledges and agrees that the provisions of this Section 4 are reasonable and necessary for the successful operation of the Partnership and the MLP and that the Partnership would not have entered into this Agreement if the Executive had not agreed to the provisions of this Section 4.
4.4 Enforceability. The covenants set forth in Sections 4.1 and Section 4.2 shall be construed as independent of any of the other provisions contained in this Agreement and shall be enforceable as aforesaid, notwithstanding the existence of any claim or cause of action of the Executive against the Partnership, the MLP or any of their affiliates, whether based on this Agreement or otherwise. In the event that any of the provisions of this Section 4 should ever be adjudicated to exceed the time or other limitations permitted by applicable law, then such provisions shall be deemed reformed in any jurisdiction to the time or other limitations permitted by applicable law. The provisions of this Section 4 shall survive the expiration or the termination of this Agreement. If the Partnership asserts a claim against the Executive for violation of any covenant set forth in Section 4.1 or Section 4.2 and the Executive prevails on the merits in a material respect on such claim, the Partnership shall pay the reasonable attorneys’ fees and costs incurred by the Executive in connection with such claim.

5. Termination of Employment
5.1 Death or Disability. The Employment Term shall terminate automatically upon the Executive’s death or Disability (as hereinafter defined). “Disability” shall mean any physical or mental impairment, infirmity or incapacity rendering the Executive substantially unable to perform his duties hereunder for a period of time exceeding 180 days in the aggregate during any period of twelve consecutive months. A determination of Disability shall be made by a physician independent of the Partnership chosen by the Partnership. In the event of an initial determination of Disability, the Executive may seek a second opinion of his choosing. Where the first and second opinions differ, a third opinion rendered by a physician mutually agreed to by the Partnership and the Executive shall be deemed final. For so long as the Executive is receiving the Base Salary during such twelve month period, any benefits under the Partnership’s disability insurance policies to which the Executive would be entitled with respect to such period shall accrue to, and be for the benefit of, the Partnership.
5.2 Cause. The Partnership may terminate the Executive’s employment and the Employment Term for “Cause”. For purposes of this Agreement, “Cause” means: (a) the Executive’s willful misconduct, gross negligence or recklessness in the performance of his duties hereunder; (b) a material breach by the Executive of any of the provisions of Section 4.1 or 4.2 hereof; or (c) an action or omission by the Executive for which he is indicted or convicted for commission of a felony or a misdemeanor (in the case of a misdemeanor, involving moral turpitude) or the Executive being subject to a judgment, order or decree (by consent or otherwise) by any governmental or regulatory authority which restricts his ability to engage in the business conducted by the Partnership, the MLP and their affiliates.
5.3 Good Reason. The Executive’s employment and the Employment Term may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” means: (a) any failure by the Partnership to comply in any material respect with any of the provisions of Article 3 of this Agreement which is not cured within thirty days following notice by the Executive; (b) a material diminution in the Executive’s title, authority, duties or responsibilities, without the consent of the Executive; or (c) the requirement by the Partnership, without the Executive’s consent, that the Executive be based more than 35 miles from the Executive’s present office location or more than 50 miles from the Executive’s present residence.
5.4 Termination without Cause. Notwithstanding anything to the contrary herein, the Partnership may terminate the Executive’s employment hereunder and the Employment Term at any time and the Executive may be removed as an officer of the MLP and the Partnership at any time, subject to the provisions of Section 6.
5.5 Non-Renewal. The Executive’s employment and the Employment Term may be terminated by either party pursuant to a Non-Renewal Notice, subject to the provisions of Section 6.

5.6 Notice of Termination. Any termination of employment hereunder (other than termination as a result of death) by the Partnership or by the Executive shall be communicated by Notice of Termination (as hereinafter defined) to the other party hereto given in accordance with Section 8.2 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, and (b) sets forth the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
5.7 Date of Termination. The termination of the Executive’s employment pursuant to Section 5 shall be effective on the date that the Executive or the Partnership, as the case may be, receives the Notice of Termination; provided however, that (a) if the Executive’s employment is terminated by reason of death. the Date of Termination shall be the date of death of the Executive. (b) if the Executive’s employment is terminated by reason of Disability, the Date of Termination shall be the date that a physician finally determines in accordance with Section 5.1 that a Disability exists with respect to the Executive, (c) if the Executive terminates his employment, the Date of Termination shall be the tenth Business Day after receipt by the Partnership of the Notice of Termination (or, in the event of termination for Good Reason as set forth in Section 5.3(a), the tenth Business Day after the expiration of the 30 day cure period) and (d) if the Executive’s employment is terminated pursuant to a Non-Renewal Notice, the Date of Termination shall be the Renewal Date or the next anniversary thereof (as applicable). For purposes of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “Separation from Service” as defined in Section 9.1 herein.
6. Payment Upon Termination
6.1 Change of Control. In the event that a Change of Control occurs during the Employment Term and within six months prior thereto or at any time thereafter, either the Partnership terminates the Executive’s employment hereunder without Cause (including pursuant to a Non-Renewal Notice) or the Executive terminates his employment hereunder with Good Reason or the Executive elects to terminate his employment hereunder during the six month period commencing on the sixth month anniversary and ending on the twelve month anniversary of a Change of Control, (a) the Partnership shall pay to the Executive, in accordance with Section 6.4 herein, the sum of (i) the portion of the Base Salary earned but unpaid as of the Date of Termination, (ii) the Pro-rata Bonus (as defined below) and (iii) an amount equal to three times the sum of (A) the Base Salary plus (B) the Maximum Annual Bonus and (b) the Partnership shall provide to the Executive and his dependents from the Date of Termination until the expiration of the third anniversary of the Date of Termination (the “Severance Period”), medical benefits substantially equivalent to the medical benefits provided by the Partnership to senior executives and their dependents during such period; provided, however, (i) that benefits otherwise receivable by the Executive pursuant to this clause (b) of this Section 6.1 shall be reduced to the extent comparable benefits are actually provided to the Executive or his dependents by another party (and the Executive shall report to the Partnership any benefits that are actually provided to him); (ii) the Severance Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; (iii) during the Severance Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year; (iv) the reimbursement of an eligible taxable expense shall be made on or before the end of the calendar year following the calendar year in which the expense was incurred; and (v) the Executive’s rights pursuant to this Section 6.1(b) shall not be subject to liquidation or exchange for another benefit. The Partnership’s obligation and the Executive’s rights under clause (a)(ii) and (iii) and clause (b) of this Section 6.1 shall terminate immediately upon the occurrence of a Competition Event (as defined below).

6.2 Good Reason, Termination without Cause. In the event that the Executive terminates his employment for Good Reason or the Partnership terminates the Executive’s employment without Cause or has delivered a Non-Renewal Notice to the Executive, then, without duplication of any amounts paid or benefits provided pursuant to Section 6.1, the Partnership shall (a) pay to the Executive, in accordance with Section 6.4 herein, (i) all earned but unpaid Base Salary as of the Date of Termination, (ii) the Pro-rata Bonus (as defined below) and (iii) an amount equal to three times Base Salary and (b) provide the Executive and his dependents, from the Date of Termination until the expiration of the Severance Period, medical benefits substantially equivalent to the medical benefits provided by the Partnership to senior executives and their dependents during such period; provided, however, that (i) benefits otherwise receivable by the Executive pursuant to clause (b) of this Section 6.2 shall be reduced to the extent comparable benefits are actually provided to the Executive or his dependents by another party (and the Executive shall report to the Partnership any benefits that are actually provided to him); (ii) the Severance Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; (iii) during the Severance Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year; (iv) the reimbursement of an eligible taxable expense shall be made on or before the end of the calendar year following the year in which the expense was incurred; and (v) the Executive’s rights pursuant to this Section 6.2(iii) shall not be subject to liquidation or exchange for another benefit. The Partnership’s obligation and the Executive’s rights under clause (a)(ii) and (iii) and clause (b) of this Section 6.2 shall terminate immediately upon the occurrence of a Competition Event (as defined below).
6.3 Death. Disability, Cause, Without Good Reason. In the event that the Executive’s employment is terminated (a) by reason of the Executive’s death or Disability, (b) by the Partnership for Cause, (c) by the Executive without Good Reason or (d) by the Executive pursuant to a Non-Renewal Notice, the Partnership shall pay to the Executive, the Executive’s estate, or the Executive’s legal representative, as the case may be, in accordance with Section 6.4 herein, (i) the Base Salary earned but unpaid as of the Date of Termination and (ii) in the event that such termination is by reason of death, Disability or the delivery of a Non-Renewal Notice, the Pro-rata Bonus (as defined below).
6.4 Timing of Payments.
(a) With respect to payments made to the Executive pursuant to clause (a)(i) of Sections 6.1 and 6.2 and clause (i) of Section 6.3 (unpaid Base Salary), the Partnership shall pay the Executive in a lump sum in cash, within 30 days after the Date of Termination
(b) With respect to payments made to the Executive pursuant to clause (a)(ii) of Sections 6.1 and 6.2 and clause (ii) of Section 6.3 (Pro-rata Bonus), the Partnership shall pay the Executive in a lump sum in cash no later than the 15th day of the third month following the end of the calendar year that includes the end of the fiscal year used in determining achievement of the performance targets applicable to such payment, in accordance with Section 3.2 herein.

(c) With respect to payments made to the Executive pursuant to clause (a)(iii) of Sections 6.1 and 6.2 (separation pay), if the Executive is a “Specified Employee” as defined in Section 9.2 herein on his Date of Termination, the Partnership shall pay the Executive in a lump sum in cash upon the earlier of (a) a date no later than 30 days after Executive’s death, or (b) the first day of the seventh month following Executive’s Date of Termination. In the case of any such delayed payment, the Partnership shall pay interest on the delayed amount at a per annum rate equal to the short-term applicable federal rate in accordance with section 1274(d) of the Internal Revenue Code in effect for the month in which Date of Termination occurs. If the Executive is not a Specified Employee on his Date of Termination, the Partnership shall pay the Executive in a lump sum in cash, within 30 days after the Date of Termination.
6.5 Excise Taxes.
(a) In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to the Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Partnership or a change in ownership or effective control of the Partnership or of a substantial portion of its assets (a “Payment” or “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including the Excise Tax, any interest or penalties, other than interest and penalties imposed by reason of the Executive’s failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any income tax and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
(b) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Partnership’s expense by an accounting firm selected by the Partnership and reasonably acceptable to the Executive which is designated as one of the five largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Partnership and the Executive within five days of the Executive’s termination of employment (if applicable) or such other time as requested by the Partnership or by the Executive (Provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax). Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”). The Gross-Up Payment, if any, as determined pursuant to this Section 6.5 shall be paid by the Partnership to the Executive within five days of the receipt of the Determination. The existence of the Dispute shall not in any way affect the Executive’s right to receive the Gross-Up Payment in accordance with the Determination. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Partnership and the Executive subject to the application of Section 6.5(c) below. Notwithstanding anything contained in this Agreement to the contrary, any Gross-Up Payment pursuant to this section 6.5(ii) shall be paid no later than the end of the calendar year following the calendar year in which the corresponding taxes are remitted to the applicable government taxing authority.

(c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”). An Underpayment shall be deemed to have occurred (i) upon notice (formal or informal) to the Executive from any governmental taxing authority that the Executive’s tax liability (whether in respect of the Executive’s current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Partnership has failed to make a sufficient Gross-Up Payment, (ii) upon a determination by a court, (iii) by reason of determination by the Partnership (which shall include the position taken by the Partnership, together with its consolidated group, on its federal income tax return) or (iv) upon the resolution of the Dispute to the Executive’s satisfaction. If an Underpayment occurs, the Executive shall promptly notify the Partnership and the Partnership, subject to its rights to dispute whether an overpayment exists and the amount thereof, shall promptly, but in any event, at least five days prior to the date on which the applicable government taxing authority has requested payment, pay to the Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of the Executive’s failure to file timely a tax return or pay taxes shown due on the Executive’s return) imposed on the Underpayment. Notwithstanding anything contained in this Agreement to the contrary, any Underpayment pursuant to this section 6.5(c) shall be paid to the Executive no later than the end of the calendar year following the calendar year in the corresponding taxes are remitted to the applicable government taxing authority. An Excess Payment shall be deemed to have occurred upon a “Final Determination” (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which the Executive had previously received a Gross-Up Payment. A “Final Determination” shall be deemed to have occurred when the Executive has received from the applicable government taxing authority a refund of taxes or other reduction in the Executive’s tax liability by reason of the Excess Payment and upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (y) the statute of limitations with respect to the Executive’s applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Partnership to the Executive and the Executive shall pay to the Partnership on demand (but not less than 10 days after the determination of such Excess Payment and written notice has been delivered to the Executive) the amount of the Excess Payment plus interest at an annual rate equal to the Applicable Federal Rate provided for in Section 1274(d) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to the Executive until the date of repayment to the Partnership.
(d) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Partnership shall pay to the applicable government taxing authorities as Excise Tax and income tax withholding, the amount of the Excise Tax and income tax that the Partnership has actually withheld from the Payment or Payments.

6.6 Certain Definitions.
(a) “Pro-rata Bonus” means the bonus that the Executive would have been entitled to receive under Section 3.2 as an Annual Bonus for the full fiscal year in which his employment terminated, multiplied by the number of days from the beginning of such fiscal year until the Date of Termination and divided by 365. The Pro-rata Bonus shall be determined by the Compensation Committee in the manner described in Section 3.2.
(b) “Competition Event” means any act or activity by the Executive, directly or indirectly, which the Partnership deems, in its good faith judgment, to be a violation of Section 4.1 hereof.
(c) “Change of Control” means:
(i) the date on which any Person, or More than One Person Acting as a Group, (as those terms are defined below) acquires or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or More than One Person Acting as a Group (other than an acquisition directly by the Partnership, Suburban Energy Service Group LLC or any of their affiliates) Common Units or other voting equity interests of the Partnership (“Voting Securities”) immediately after which such Person or More than One Person Acting as a Group has Beneficial Ownership (as that term is defined below) of more than thirty percent (30%) of the combined voting power of the Partnership’s then outstanding Common Units; provided, however, that in determining whether a Change in Control has occurred, Common Units which are acquired in a Non-Control Acquisition (as that term is defined below) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (x) an employee benefit plan (or a trust forming a part there) maintained by (A) the Partnership or Suburban, or (B) any corporation, partnership or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Partnership, (y) the Partnership or its subsidiaries, or (z) any Person or More than One Person Acting as a Group in connection with a Non-Control Transaction (as that term is defined below); or
(ii) approval by the partners of the Partnership of (x) a merger, consolidation or reorganization involving the Partnership, unless (A) the holders of the Common Units immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding Common Units of the entity resulting from such merger, consolidation or reorganization (the “Surviving Entity”) in substantially the same proportion as their ownership of the Common Units immediately before such merger, consolidation or reorganization, and (B) no person or entity (other than the Partnership, any subsidiary thereof, any employee benefit plan (or any trust forming a part thereof) maintained by the Partnership, any subsidiary thereof, the Surviving Entity, or any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of more than twenty five percent (25%) of then outstanding Common Units), has Beneficial Ownership of more than twenty five percent (25%) of the combined voting power of the Surviving Entity’s then outstanding voting securities; (y) a complete liquidation or dissolution of the Partnership; or (z) the sale or other disposition of forty percent (40%) of the total gross fair market value of all the assets of the Partnership to any Person or More than One Person Acting as a Group (other than a transfer to a subsidiary of the Partnership). For this purpose, gross fair market value means the value of the assets of the Partnership, or the value of the assets being disposed of, determined without regard to any liability associated with such assets. A transaction described in clause (A) or (B) of subsection (x) hereof shall be referred to as a “Non-Control Transaction.”

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Partnership which, by reducing the number of Voting Securities outstanding, increases the proportional number of Common Units Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Partnership, and after such acquisition of Voting Securities by the Partnership, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
For purposes of the foregoing definition of Change in Control, “Person” and “Beneficial Ownership” have the meanings used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and “More than one Person Acting as a Group” has the same meaning as set forth in Treasury Regulation 1.409A-3(i)(5)(v)(B).
6.7 Mitigation. The Executive shall have no duty to mitigate with respect to any payments due pursuant to Section 6 by seeking or accepting other employment.
7. Compliance with Other Agreements by Executive
The Executive represents and warrants to the Partnership that the execution of this Agreement by him and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time or both, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is bound.
8. Miscellaneous
8.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the conflicts of laws principles thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Partnership and the Executive or their respective successors and legal representatives.

8.2 All notices and other communications hereunder shall be in writing and shall be given by facsimile, hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
Mark A. Alexander
c/o Suburban Propane
One Suburban Plaza
240 Route 10 West
P.O. Box 206
Whippany, NJ 07981-0206
With Copies To:

Kenneth Kirschner
Hogan & Hartson LLP
875 Third Avenue
New York, NY 10022
If to the Partnership:
Suburban Propane, L.P.
One Suburban Plaza
240 Route 10 West
Whippany, New Jersey 07981-0206
Telecopier: (201) 515-5982
Attention: Paul Abel, Vice President, General Counsel and Secretary
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
8.3 Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
8.4 Notwithstanding any other provision (including Section 3) of this Agreement to the contrary, the Partnership or other payor may withhold from any amounts payable under this Agreement such taxes or other amounts as shall be required to be withheld pursuant to any applicable law or regulation.

8.5 The Executive’s or the Partnership’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.
8.6 This Agreement contains the entire understanding of the Partnership and the Executive with respect to the subject matter hereof and thereof and supersedes all prior agreements between the Partnership and the Executive, whether oral or written.
8.7 This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, distributees and legal representatives, including any partnership, corporation or other business organization with which the Partnership may merge or consolidate and the Partnership will require any successor to all or substantially all of the business or assets of the Partnership to expressly assume and agree to perform this Agreement in the same manner as the Partnership would be so required to do. Nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement. Insofar as the Executive is concerned, this contract, being personal, cannot be assigned.
8.8 “Business Day” means any day excluding Saturday, Sunday, and any day which shall be in the City of New York a legal holiday or a day which banking institutions in the City of New York are authorized by law or other government action to close. If any date on which a payment is required to be made hereunder is not a Business Day, then such payment (without any additional interest) shall be made on the next succeeding Business Day.
8.9 Any controversy, dispute or claim arising under this Agreement or any breach thereof (other than in connection with Section 4 hereof) shall be settled by arbitration conducted in New York City in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered by any federal or state court having jurisdiction thereof. Any such arbitration shall be conducted by a single arbitrator who shall be a member of the National Academy of Arbitrators. If the parties are unable to agree upon an arbitrator, then an arbitrator shall be appointed in accordance with the rules of the American Arbitration Association. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable and that any determination reached pursuant to the foregoing procedure shall be final and binding on the parties absent fraud. Each party shall pay its own costs and expenses of such arbitration and the fees and expenses of the arbitrator shall be borne equally by the parties, except that the arbitrators shall be entitled to award the reasonable attorneys’ fees and costs and the reasonable costs of arbitration to the Executive if the Executive prevails in such arbitration in any material respect. Any amount reimbursable by the Partnership under this Section 8.9 in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense shall be made within five business days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Partnership reasonably may require, but in any event no later than the end of the calendar following the calendar year in which the expense was incurred.
8.10 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9. Code Section 409A.
9.1 Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of the Executive’s Termination of Employment, such amount or benefit will not be payable or distributable to Executive by reason of such circumstance unless (a) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition, a “Separation from Service”), or (b) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “Separation from Service” or such later date as may be required by Section 9.2 below.
9.2 Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of the Executive’s Separation from Service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
(a) if the payment or distribution is payable in a lump sum, the Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s Separation from Service; and
(b) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Executive’s Separation from Service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the first day of the seventh month following the Executive’s Separation from Service, whereupon the accumulated amount will be paid or distributed to the Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.
For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Partnership’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Supervisors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Partnership, including this Agreement.
* * * * * * * * * * * * * * *
(signatures on next page)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SUBURBAN PROPANE, L.P.

By:

Name:
Title:

/s/ MARK A. ALEXANDER

Mark A. Alexander

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